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                                                                    Exhibit 10.2


                                 LEASE AGREEMENT

                                     between

SCHAUBLIN SA

Rue Principale 2-4
2735 Bevilard

                                                     (hereinafter the "Lessor")

                                       and

RBC SCHAUBLIN SA

Rue de la Blancherie 9
2800 Delemont

                                                      (hereinafter the "Lessee")

                                      (hereinafter together the "Parties/Party")

                                    regarding

              THE SITE ON RUE DE LA BLANCHERIE 9, IN 2800 DELeMONT

                                             (hereinafter the "Lease Agreement")

1.   LEASE OBJECT

The "Lease Object" are the entire premises of Schaublin SA at Rue de la Blancherie 9, in 2800 Del6mont, including all manufacturing and offices facilities and all park fields. (A site map is enclosed as Appendix 1 hereto.)

2.   TERM OF THE LEASE

The lease shall start on December 13, 1999 for a fix initial term until 31. December 2009.

3.   OPTIONS

Lessee shall have two options to extend this Lease Agreement for two terms of five years each.

Lessee shall give written notice to Lessor of the use of such option twelve months in advance. Therefore Lessee shall notify Lessor by December 31, 2008 if Lessee wants to make use of its first option and Lessee shall notify Lessor by December 31, 2013 Lessee wants to make use of its second option.


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4.   REGISTRATION

Lessor herewith consents that Lessee will register (vormerken) this Lease Agreement in accordance with art. 216 III OR, 261 (b) OR and 959 ZGB.

5.   LEASE

The annual lease for the Lease Object shall be:

Calendar Year              Amount In CHF
------------               -------------
2000                       800'000
2001                       822'000
2002                       844'500
2003                       866'500
2004                       989'000
2005                       911'500
2006                       933'500
2007                       956'000
2008                       978'500
2009                       1'000'000


The above amounts do not include VAT.

The lease shall be paid in quarterly installment. The installments shall be due monthly in advance.

The lease for the time period as of December 13, 1999 until December 31, 1999 shall be free of charge for Lessee.

There is not deposit to be paid for the lease. Clause 11 of Appendix 2 shall not be applicable.

6.   MODIFICATION OF LEASE

The lease applicable for the term of the options according to clause 3 hereinabove shall be mutually agreed by the Parties. Clause 6 of Appendix 2 shall not apply. There is no reserve according to clause 17 of Appendix 2.

7.   RIGHT OF FIRST REFUSAL

The Lessee shall have the first right to purchase the Lease Object. Lessor shall not sell the Lease Object prior to notify its intention to sell to Lessee. Such notification shall name the purchase price. If Lessee, within thirty days after having been notified, does not declare his intention to buy the Lease Object, Lessor may sell the Lease Object within one year after notification to Lessee, however, for a price not lower than the price notified to Lessee. If Lessee does not answer to a notification received from Lessor, this shall be deemed to be a refusal to buy the Lease Object.


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The same right of first refusal shall apply if Lessor intends to assign the
Lease Object free of charge. However, Lessee shall not be entitled to obtain the Lease Object free of charge. In such case, the purchase price for the Lease Object shall either be mutually agreed between the parties or by a third party mutually agreed by the parties or, in the absence of such agreement, by a third party to be designated by the president of the Swiss association of owners of real estate (Schweizerischer Hauseigentumer Verband).

8.   ADDITIONAL COST ACCORDING TO CLAUSE 5 OF APPENDIX 2

Lessee shall pay the cost for electricity directly.

For all other additional cost according to clause 5 of Appendix 2, Lessee shall pay to Lessor an amount of CHF 17'000.-- monthly in advance.

Lessor shall make yearly accounts on such additional cost and submit it to Lessee for review. Lessee shall be entitled to audit such accounts. The balance resulting of the accounts as approved by the parties shall be paid by the owing party within 20 days after approval of such accounts.

9.   TAKE OVER PROTOCOL AND MODIFICATIONS OF THE LEASE OBJECT

The Parties agree to set up a take over protocol for the Lease Object during January 2000.

Lessee shall have no obligations to put the Lease Object back into original condition when handing the Lease Object back to the Lessor upon termination of this Lease Agreement and clause 8.2.2 of Appendix 2 shall not apply. Lessee shall only be obliged to remove all machinery and equipment and all furniture and computer installations from the Lease Object and to hand over the Lease Object empty, and reasonably clean (besenrein). Lessor is aware of the fact that upon termination of the Lease Agreement and upon moving out there will be major reconstruction and redecoration work to be performed.

The Lease Object can be used for all activities of Lessee. Lessor, however, shall not be under any obligation to reinforce the buildings of the Lease Object, except for reinforcement required due to maintenance.

Modifications of the Lease Object by Lessor according to clause 8.1 of Appendix 2 shall require Lessees prior consent.

10.  PANELS

Lessee shall be entitled to fix panels to the outside of the buildings of the Lease Object ac-cording to his sole an free discretion, however, within the limits of the applicable laws and regulations, but with no prior consent of Lessor being required.

11.  GENERAL TERMS AND CONDITIONS

In addition to the above provisions, which shall supersede and overwrite any provisions to the contrary, the general terms and conditions as per Appendix 2 shall apply.


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12.  GOVERNING LAW

This Lease Agreement shall be subject to the Swiss Federal Code of Obligations, art. 253 ff.

Zurich, ____________

Dr. Matthias V. Jermann                                Michael S. Gostomski
-----------------------                                ------------------------
Schaublin SA                                           RBC Schaublin SA

Appendix 1        Site Map to be provided by Lessor by December 31, 1999

Appendix 2        Bail a loyer bernois pour locaux commerciaux (Association des proprietaires foncier du canton de Berne)


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